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                                                                      Exhibit 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)


                                                                       Nine months ended
                                                                       September 30, 1997
                                                                       ------------------
Earnings:
   Income before income taxes                                             $    412.6
   Add:
      Interest expense - net                                                   291.2
      Rental expense representative of interest factor                          18.6
      Minority interest in income of consolidated subsidiaries                   9.5
      Other                                                                      1.6
                                                                          ----------

         Total earnings as adjusted plus fixed charges                    $    733.5
                                                                          ==========

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                 $    291.2
   Capitalized interest                                                         10.4
   Rental expense representative of interest factor                             18.6
   Pretax effect of dividends on preferred stock of
      the Company                                                               12.5
                                                                          ----------
         Combined fixed charges and preferred stock dividend
           requirements                                                   $    332.7
                                                                          ==========
Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                        2.20
                                                                          ==========